Late filing 10-K 2003

FILER:

     COMPANY DATA:
          COMPANY CONFORMED NAME:                      CALIFORNIA PETROLEUM

     TRANSPORT CORP
          CENTRAL INDEX KEY:                           0000923649
          STANDARD INDUSTRIAL CLASSIFICATION:          PETROLEUM REFINING [2911]
          IRS NUMBER:                                  04-32392976
          STATE OF INCORPORATION:                      DE
          FISCAL YEAR END:                             1231

     BUSINESS ADDRESS:
          STREET 1:                                    ONE INTERNATIONAL PLACE
          STREET 2:                                    SUITE 4350
          CITY:                                        BOSTON
          STATE:                                       MA
          ZIP:                                         02110-2624
          BUSINESS PHONE:                              617-951-7690

MAIL ADDRESS:
          STREET 1:                                    ONE INTERNATIONAL PLACE
          STREET 2:                                    SUITE 4350
          CITY:                                        BOSTON
          STATE:                                       MA
          ZIP:                                         02110-2624


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           SEC FILE NUMBER: 033-79220
                           CUSIP NUMBER:

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check one):

[X] Form 10-K and Form 10-KSB
[_] Form 20-F
[_] Form 11-K
[_] Form 10-Q and Form 10-QSB
[_] Form N-SAR

     For Period Ended: December 31, 2003

     [_] Transition Report on Form 10-K
     [_] Transition Report on Form 20-F
     [_] Transition Report on Form 11-K
     [_] Transition Report on Form 10-Q
     [_] Transition Report on Form N-SAR

For the Transition Period Ended:

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Read Attached Instruction Sheet Before Preparing Form.

     Please Print or Type,

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

CALIFORNIA PETROLEUM TRANSPORT CORPORATION

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Full Name of Registrant


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Former Name if Applicable


SUITE 4350, ONE INTERNATIONAL PLACE
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Address of Principal Executive Office (Street and Number)


BOSTON, MASSACHUSETTS 02110-2624
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City, State and Zip Code


PART II - RULES 12B-25(B) and (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[_] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F or Form N-SARI or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or filing made by a money market fund pursuant to Rule 30b3-1, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The report cannot be filed due to delays caused by additional review regarding compliance with new regulations.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Helen Chung                       441                        295-6935
-----------------              -------------            -----------------------
    (Name)                      (Area code)                (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15Cd) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

               [x] Yes            [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

               [ ] Yes            [x] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results Cannot be made.


                   CALIFORNIA PETROLEUM TRANSPORT CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this information to be sit, on its behalf by the undersigned thereunto duly author

Date: March 29, 2004           By /s/ R. Douglas Donaldson
                                  ------------------------
                                      R. Douglas Donaldson
                                      (Principal Financial Officer
                                      and Treasurer)


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other dul' authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
           INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTES
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files,

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Sec. 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Sec. 232.12(b) of this chapter).


02089.0006 #474812